Exhibit 99.1

Storage Computer Corporation Announces Results for First Quarter of
2004

    NASHUA, N.H.--(BUSINESS WIRE)--May 17, 2004--Storage Computer Corporation (AMEX:SOS), a leading worldwide provider of high-performance storage and data delivery systems, today announced the Company's results for the first quarter ended March 31, 2004. Revenue for the quarter was $ 91,018 versus $277,984 for the first quarter of 2003.
    The net loss for the quarter ended March 31, 2004 was $955,210 compared to a net loss of $1,202,084 for the first quarter of 2003. The fully diluted net loss per share available to common stockholders was $0.03 for the quarter ended March 31, 2004 compared to $0.04 for the first quarter of 2003. Dividends on preferred stock including amortization of the beneficial conversion features were $17,595 ($0.01 per share) for the quarter ended March 31, 2003. There was no comparable amount in the 2004 period.
    Revenue from sales of products and services in the first quarter of 2004 was lower than the last quarter of 2003 and the first quarter of 2003. While our new products have been available, significant new sales have not materialized as it has taken longer and been more difficult than we anticipated to find and train qualified channel partners. We have make progress recently in this area. In March 2004, we signed an OEM agreement with RAID Incorporated (RAID). RAID will private label the CyberNAS software and integrate it into their extensive software and hardware suite. In April 2004, we signed a strategic alliance partnership agreement with MTC direct (Micro Technology Concepts, Inc). MTC direct will carry Storage Computer's CyberNAS software product offering in their portfolio for distribution and private labeling worldwide through their 2,500 existing reseller and integrator accounts.. We continue to explore and negotiate strategic alliance relationships to market our new products and who would also provide the Company financial support.
    We continue to operate at the low overhead levels previously announced to conserve cash. Our infrastructure and staffing levels do allow us to respond to business opportunities as they develop. Total costs and expenses in the first quarter of 2004 were $1,002,010 compared to $1,476,013 in the comparable 2003 period. Net cash used in operations was $171,361 in the quarter ended March 31, 2004 compared with net cash used of $1,158,327 in the comparable 2003 period.
    The following financial data summarizes Storage Computer Corporation's operating results for the first quarter ended March 31, 2004 and 2003, respectively.


                                              March 31,     March 31,
                                                2004          2003
                                            ------------  ------------
Revenue
      Product and services                      $91,018      $277,984
      License fees                                    -             -

           Total revenues                        91,018       277,984
                                            ------------  ------------
Costs and expenses:
     Cost of products and services              209,938       247,061
     Cost of license fees                       -------       259,715
     Research and development                   213,328       285,909
     Sales and marketing                        130,943       162,191
     General and administrative                 303,801       377,137
     Amortization of intangibles                144,000       144,000
          Total costs and expenses            1,002,010     1,476,013
                                            ------------  ------------
Operating loss                                 (910,992)   (1,198,029)
Other income (expense), net                     (44,218)       (4,055)
                                            ------------  ------------
Pre-tax loss                                   (955,210)   (1,202,084)
Provision for income taxes                            -             -
                                            ------------  ------------
Net loss                                       (955,210)   (1,202,084)
Dividends on preferred stock including
 amortization of the beneficial
 conversion features                            --------      (17,595)
                                            ------------  ------------
Net loss applicable to common stockholders    $(955,210)  $(1,219,679)
                                            ------------  ------------
Net loss available to common stockholders
 per basic and dilutive share                    $(0.03)       $(0.04)
Basic and dilutive shares                    38,700,082    34,421,825

    The following financial data summarizes Storage Computer
Corporation's financial position at March 31, 2004 and December 31, 2003, respectively.


                                              March 31,   December 31,
                                                2003          2002
                                            -----------   ------------
Cash and cash equivalents                      $20,595        $72,581
Accounts receivable, inventories and other
 current assets                              1,457,547      1,713,268
                                            -----------   ------------
    Total current assets                     1,478,142      1,785,849
Non-current assets, primarily goodwill, net  3,806,138      3,987,377
                                            -----------   ------------
     Total assets                           $5,284,280     $5,773,266
                                            ===========   ============
Current liabilities                          3,630,768      3,352,948

Shareholders' equity                         1,653,512      2,420,278
                                            -----------   ------------
      Total liabilities and shareholders'
       equity                               $5,284,280     $5,773,226
                                            ===========   ============

    About Storage Computer Corporation

    Storage Computer Corporation (AMEX:SOS), a worldwide provider of high performance storage solutions, develops software-driven, multi-host storage solutions for powering advanced business applications. Based on open system architectures Storage Computer's high-bandwidth storage technology supports a great variety of applications, including advanced database activities, interactive multi-media, multi-cast content, medical imaging and more. Storage Computer's worldwide headquarters are in Nashua, New Hampshire Company information may be found at http://www.storage.com.

    This press release may contain forward-looking statements to future events or future financial performance that involves risks and uncertainties. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. These statements are only predictions and actual results could differ materially from those anticipated in these statements based upon a number of factors including those uncertainties and risk factors detailed from time to time in reports filed by Storage Computer Corporation with the Securities and Exchange Commission, including our most recent reports on Form 10-K and 10-Q.

    CONTACT: Storage Computer Corporation
             Michael J. O'Donnell, 603-880-3005 ext 303 ir@storage.com